UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HOVNANIAN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 14, 2008

Dear Stockholder:

        I am writing to seek your support for the very important proposals on the agenda for the Special Meeting of Stockholders of Hovnanian Enterprises, Inc. to be held on December 5, 2008. Each of these proposals is intended to assist in protecting the long-term value to the Company of net operating losses and built-in losses ("NOLs") within the meaning of Section 382 of the Internal Revenue Code ("Section 382").

        As more fully explained in the proxy statement that you have received, the Company has approximately $700 million (pre-tax) federal NOLs as of July 31, 2008. These NOLs are a significant asset that could save up to almost $244 million in taxes over the next 20 years. Section 382, however, would impose limitations on the future use of the Company's NOLs if we undergo an "ownership change" within the meaning of that provision. Because the NOLs do not start expiring until 2028, we will have to continually manage our Section 382 risk for a significant period of time.

        Proposal One on the agenda is to amend the Company's Certificate of Incorporation, which we refer to as the NOL Protective Amendment. The NOL Protective Amendment is designed to limit certain transfers of our Class A Common Stock. Specifically, the amendment would limit any person from transferring Class A Common Stock if the transfer would result in a stockholder (or a "group" of stockholders under the federal securities laws) owning 5 percent or more of our common stock. If you own less than 5% of the Company's common stock and vote in favor of the NOL Protective Amendment, there will be no restrictions on the sale of your Class A Common Stock as long as you sell to a purchaser who, after the sale, would also own less than 5% of the Company's common stock.

        Approval of Proposal One requires, among other things, the affirmative vote of the holders of a majority in voting power of all outstanding Class A Common Stock. Your support is needed for the passage of this important proposal.

        Proposal Two on the agenda is to approve the Board of Directors' decision to adopt a stockholder rights plan (the "Rights Plan") earlier this year. Under the Rights Plan, stockholder approval is required by August 14, 2009, or it will automatically expire on that date. The Rights Plan was not adopted in response to an attempt by someone to acquire control of the Company, nor was it designed to protect stockholders against the possibility of a hostile takeover. Instead, the Rights Plan is designed to deter the acquisition of our stock in excess of amounts that, because of Section 382, could inhibit the Company's ability to use the NOLs to reduce our future income tax liability. With limited exceptions, the Rights Plan would restrict any person from buying Class A Common Stock if the acquisition would result in a stockholder (or several stockholders as a "group" under federal securities laws) owning 4.9% or more of the Class A Common Stock. Holders of 4.9% or more of the Class A Common Stock as of August 15, 2008, the date the Rights Plan became effective, are restricted from buying any additional shares of Class A Common Stock. If you own less than 4.9%, the Rights Plan will not apply to you unless you enter into a transaction or other agreement to acquire 4.9% or more of the Class A Common Stock.

        Approval of Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the Special Meeting.

        Your Board of Directors has unanimously recommended approval of both the NOL Protective Amendment and the Rights Plan. Although these measures are the best way to preserve the NOLs, neither is a complete solution. The NOL Protective Amendment is only enforceable against shares voted in favor of the amendment. It is therefore possible that, even if the amendment is approved by the requisite number of stockholders, shares could be transferred in a way that could trigger an "ownership change." In contrast, while the Rights Plan deters acquisitions of Class A Common Stock by all holders, it does not include a mechanism to block the transfer. It is therefore possible that, even with the Rights Plan in effect, an acquisition can take place that triggers an "ownership change." The NOL Protective Amendment provides a mechanism to block the impact of a transfer on the ownership shift while allowing purchasers to receive their money back from the blocked purchase.

Thank you for your consideration and your support.

Sincerely yours,

KEVORK S. HOVNANIAN
 Chairman of the Board